Exhibit 10.17

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDED AND RESTATED COMMERCIAL SUPPLY AGREEMENT

This SECOND AMENDED AND RESTATED COMMERCIAL SUPPLY AGREEMENT (the “Amended Agreement” or hereinafter, the “Agreement”) is made and entered into as of July 29, 2025 (the “Effective Date”) by and between Alamar Biosciences, Inc., a Delaware corporation having offices at 47071 Bayside Parkway, Fremont, CA 94538 (“Customer”), and GENER8 LLC a California limited liability company having offices at 2560 Junction Avenue, San Jose, CA 95134 (“Supplier”). Customer and Supplier may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Customer wishes to engage Supplier to manufacture and supply to Customer the Products (as defined below), in accordance with all applicable laws and regulations; and

WHEREAS, Supplier is willing to manufacture and supply Customer with the Products pursuant to the terms and conditions as set forth herein; and

WHEREAS, Supplier and Customer are parties to that certain Commercial Supply Agreement, dated December 14, 2023 (the “Original Agreement”), as amended by that Amended and Restated Commercial Supply Agreement, dated October 8, 2024 (the “Amended Agreement”), and desire to amend and restate the Amended Agreement to, among other things, extend the term to cover manufacturing for 2026 and beyond.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, Customer and Supplier hereby agree that this Amended Agreement shall amend and replace in its entirety the Original Agreement, and that following execution of this Amended Agreement, the Original Agreement shall be terminated of no further force and effect. Accordingly, Customer and Supplier agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means, with respect to a Party, any corporation or other business entity controlling, controlled by or under common control with such Party. The term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

1.2 “Build Plan” has the meaning set forth in Section 2.2.

1.3 “Certificate of Conformity” means that certain report that summarizes the results of the Quality Control Specifications testing.

1.4 “Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets; (b) a merger or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert (other than a trustee or other fiduciary holding securities under an employee benefit plan) acquire more than fifty percent (50%) of the voting equity securities or management control of such Party. Notwithstanding the foregoing, a financing transaction in which fifty percent (50%) or more of the voting control of a Party is transferred to one or more Third Parties in connection with the financing or refinancing of the business of such Party does not constitute a Change of Control.

1.5 “Confidential Information” means each Party’s confidential information, inventions, know-how, or data disclosed pursuant to this Agreement, which may include, without limitation, manufacturing, marketing, financial, personnel, and other business information and plans, whether in oral, written, graphic or electronic form.

1.6 “Customer Change Order” has the meaning set forth in Section 4.1(b).

1.7 “Defective Product” has the meaning set forth in Section 3.4.

1.8 “Inventions” has the meaning set forth in Section 9.3.

1.9 “Lead Time” with respect to each Product has the meaning as set forth in Exhibit A that the Parties mutually agree in writing is the minimum period required by Supplier to deliver a given type of Product hereunder, measured from the date of Supplier’s receipt of a Purchase Order.

1.10 “Product” means any of the products listed on Exhibit A attached hereto, as such list may be amended from time to time by mutual written agreement of the Parties.

1.11 “Purchase Order” has the meaning set forth in Section 2.3.

1.12 “Quality Control Specifications” has the meaning set forth in Section 3.1.

1.13 “Specifications” means the product build, and test specifications and characteristics, and the manufacturing, processing, labeling, storage, and packaging requirements and standards, in each case pertaining to a particular Product, as such are referenced in Exhibit B (i.e., [***]), as the same may be amended or supplemented from time to time by Customer.

1.14 “Third Party” means any entity or individual other than the Parties and their respective Affiliates.

ARTICLE 2

SUPPLY OBLIGATIONS

2.1 Manufacture and Supply. Supplier agrees to manufacture and supply to Customer the quantities of each Product set forth on Purchase Orders (as defined in Section 2.3) submitted from time to time by Customer in accordance with the provisions of Section 2.3. Any Purchase Orders for Product submitted by Customer shall reference this Agreement and shall be governed exclusively by the terms contained herein.

2.2 Product Build Plan. During the Term, the Parties will meet once per quarter to develop a build plan for a rolling twelve (12)-month period for each Product (each, a “Build Plan”). The Parties agree that the Build Plan developed for each Product is a non-binding forecast and is not a purchase order for such Product.

2.3 Purchase Orders.

(a) From time to time during the term of this Agreement, Customer may provide to Supplier a written purchase order for one or more Products, which shall specify: (a) the name, part number, and quantity of each Product ordered; (b) the unit price of each Product ordered and the total purchase price; (c) the required delivery date(s); (d) the billing and shipping address(es); and (e) any special instructions or other pertinent requirements (each, a “Purchase Order”). Unless otherwise agreed to, the quantity specified in the Purchase Order shall be shipped within the time period set forth in the applicable Purchase Order.

(b) The required delivery date in each Purchase Order submitted by Customer will take into account the Lead Time for each Product ordered under such Purchase Order. Customer may submit Purchase Orders by mail, facsimile or email. Within five (5) business days after its receipt of a Purchase Order placed pursuant to this Section 2.3, Supplier shall notify Customer of its acceptance or rejection (including reasons for rejection). If within such time period Supplier does not provide notice of acceptance or rejection to Customer, then the Purchase Order shall be deemed to be accepted. Supplier shall accept each Purchase Order submitted by Customer, provided that (i) the quantity of Products ordered in such Purchase Order is either (A) not more than [***] above the number specified in the Build Plan (ii) the delivery date for a Product specified in the Purchase Order is not less than the Lead Time for such Product.

(c) Schedule Changes: Fixed schedule window. Customer may reschedule the requested delivery date for one or more Products in a Purchase Order, provided that Customer cannot reschedule delivery(s) of any Product(s) if such schedule change request is made less than 90 days prior to the original requested delivery date(s) for such Product(s) specified in the Purchase Order. Supplier will make a good faith effort to accommodate additional product quantity required during the 90-day fixed period.

2.4 Cancellation. After a Purchase Order has been submitted, Customer may cancel the Purchase Order by providing Supplier with written notice thereof and Supplier, after receiving Customer’s written notice of cancellation, shall, unless otherwise specified in such notice, immediately stop all work with respect to such Purchase Order, give prompt written notice to and cause all of its vendors or subcontractors to cease all related work, and use commercial best efforts to cancel all component part and material orders promptly after receiving such written notice of cancellation. Customer must pay for any costs related to Customer’s cancellation of a Purchase Order which Supplier cannot recover after Supplier’s attempt to cancel component part and material orders in accordance with this Section 2.4. For the avoidance of doubt, these costs are to include the cost for any materials in inventory that could not be returned, and materials on order that cannot be cancelled, the cost of any work in progress or finished goods produced by Gener8 inclusive of the labor costs to produce such materials.

2.5 Minimum Orders. Customer and Supplier shall mutually agree to minimum order quantities in consideration of pricing agreements, floor space and specialized equipment required to build and test the product.

2.6 Inventory.

(a) Upon issuance of an accepted Purchase Order, the Supplier shall maintain an inventory of starting materials and component parts for each Product necessary to meet all Purchase Orders issued by Customer subject to such Product’s current quarterly Build Plan, and shall promptly order all materials that may be needed for fulfilling the terms of the Purchase Order, and commits to utilize the full amount of any deposit made by Customer for the procurement of materials related thereto. Supplier shall promptly notify Customer of any potential shortages in material supply of which it becomes aware. Supplier will fulfill Purchase Orders for Products submitted by Customer out of such inventory on a ‘first in, first out” basis (and will accordingly replace the consumed inventory on a timely basis). Supplier will be responsible for each Product within such inventory until ownership of such Product is transferred to Customer based on fulfillment of a Purchase Order in accordance with the delivery terms of this Agreement. Supplier will maintain adequate inventories of all starting materials needed to fulfill its obligations to manufacture and supply Products under this Agreement.

(b) Materials. Supplier shall purchase (i) parts, components, and raw material (collectively, “Materials”) (including but not limited to, on-hand and on-order Materials with long lead times in excess of ninety (90) days, “Long Lead Materials”), (ii) Materials that are non-cancelable and/or non-returnable to vendors (“NCNR”), and (iii) Materials with minimum order quantities (“MOQ”), in sufficient quantities to assemble in a timely manner the finished Products (collectively, “Inventory”) pursuant to the prices and shipping terms agreed between the parties. Provided Supplier validly procures or assembles the Inventory required pursuant to a Customer purchase order, and/or any Customer requested increase in the quantity of Products forecasted or ordered, Customer acknowledges liability for Excess Inventory and Obsolete Inventory (defined below) as set forth in subsections (c) and (d) below. Supplier and Customer will agree in writing to a list of Long Lead Materials, MOQ, and NCNR Material to be reviewed each quarter. Supplier shall use commercially reasonable efforts to minimize Customer’s liability for Excess Inventory and Obsolete Inventory by modifying purchases of Materials based on then-current forecasts and purchase orders and/or attempting to return, resell or reuse Materials that are deemed Excess Inventory or Obsolete Inventory.

(c) Excess Inventory. “Excess Inventory” is defined as Long Lead Materials, NCNR, and MOQ initially purchased by Supplier under a purchase order, or Build Plan, that have not been consumed within one (1) year of Supplier receipt of such Materials. Supplier will provide an excess inventory report to Customer each month. On a quarterly basis, Supplier will invoice, and Customer shall pay, for all Materials designated as Excess Inventory at the standard cost.

(d) Obsolete Inventory. “Obsolete Inventory” is defined as Long Lead Materials, NCNR, and MOQ that, as a result of an engineering change order (“ECO”), Product cancellation, or Product end-of-life, have not been or will no longer be utilized in the manufacture of Product. Supplier will provide an obsolete inventory report to Customer each quarter. Upon receipt of an Obsolete Inventory report, Customer will issue a purchase order for the Obsolete Materials. Supplier will, as instructed on the purchase order, either (i) ship Obsolete Materials to Customer at Customer’s expense, or (ii) move Obsolete Materials to a temporary holding location for Customer audit and physical disposition. Obsolete Material may not remain in such holding location for more than one (1) year and must be dispositioned within such period. Supplier will invoice, and Customer shall pay, for Obsolete Materials at the standard cost.

(e) Deposits. For production orders, Supplier requests a [***] deposit (or mutually agreed deposit amount) of the purchase order value to be paid at the purchase order acceptance. The deposit will be credited to each Customer shipment with the deposit amount evenly apportioned across the purchase order volume applicable to each deposit. The deposit amount applied to the shipment invoice will reduce the amount owed on the shipment invoices. The remaining payments of shipment invoices due hereunder to Supplier shall be made not later than thirty (30) days following Customer’s receipt of the applicable invoice. All payments hereunder shall be made in United States Dollars.

2.7 Delivery. Supplier shall deliver to Customer or its designee, at the delivery destination and by the delivery date specified in the applicable Purchase Order, the specified quantity of each Product conforming with the Specifications and Quality Control Specifications. Supplier shall promptly notify Customer of any actual or prospective delay in delivery and shall obtain Customer’s approval prior to making any partial deliveries. If necessary for Supplier to meet its delivery requirements, all Products delivered hereunder will be accompanied by the Certificate of Conformity for each instrument as set forth in Exhibits.

2.8 Shipping. All shipments are FCA Alamar Fremont site. All Products manufactured by Supplier shall be packaged in agreed to packaging designed and tested sufficiently to prevent damage, mix-up, or loss. Customer will pay for engineering design, build and testing of specialized packaging. Customer pays for the shipping costs.

2.9 Shortfalls in Supply. Should either Party(s) perceive that a shortfall in delivery of Products by Supplier is likely to occur for any reason, such Party shall promptly notify the other Party, and the Parties shall discuss in good faith appropriate steps to alleviate such a shortfall.

ARTICLE 3

QUALITY CONTROL; ACCEPTANCE AND REJECTION

3.1 Quality Control. Supplier shall maintain and follow, and shall ensure that any Third Parties responsible for the manufacture and/or supply of raw materials or components for Products maintain and follow, a quality control and testing program consistent with prevailing industry standards and listed out on Exhibit E (the “Quality Control Specifications”), which may be amended from time to time by written agreement of both Parties. All Products supplied hereunder shall be manufactured in accordance with the Quality Control Specifications. Supplier shall maintain all quality control documentation for each lot of Products for three (3) years after the expiration or earlier termination of this Agreement.

3.2 Certificates. Each batch of any Product delivered to Customer shall be accompanied by a written Certificate of Conformity confirming that the Product was manufactured in accordance with the Quality Control Specifications. Customer may then retest the batch of Product to confirm that it meets such Specifications. Supplier shall provide all testing data to Customer.

3.3 Notifications. Supplier shall notify Customer immediately upon becoming aware of: (a) any defect or condition that renders or may render any Product ineffective or dangerous; (b) any Product that is not in compliance with the Specification; (c) any breach by Supplier of this Agreement; or (d) infringement by any Third Party of any intellectual property rights related to any Product.

3.4 Acceptance and Rejection.

(a) Customer may reject any Product delivered under this Agreement that does not comply with the warranties set forth in Sections 6.2, 6.3, and 6.5 (a “Defective Product”) by giving written notice of such Defective Product to Supplier within thirty (30) days after receipt thereof, Customer shall be entitled to reject all or a portion of an entire lot or shipment of a Product if an inspected lot or shipment contains any Defective Products. Acceptance of Products by Customer shall not limit Customer’s rights under Section 7.1.

(b) If, after Customer’s initial acceptance, Customer or its end user customer discovers that such Product is a Defective Product and that the nature of such defect likely could not have been discovered through the exercise of reasonable diligence within thirty (30) days of Customer’s receipt of such Product, Customer may revoke its acceptance of such Defective Product by providing written notice to Supplier of such revocation.

(c) The warranty period is fifteen (15) months from the date of shipment from Gener8 to Alamar. Customer shall return Defective Product to Supplier within the warranty period, using a Return Material Authorization form, and if Supplier agrees that it is a Defective Product, which agreement will not be unreasonably withheld or delayed, then the Supplier shall repair, replace or provide a credit for all amounts paid for such Defective Product as quickly as possible at no additional expense.

(d) If Supplier disagrees with Customer’s determination that a Product is a Defective Product, the Parties will first use good faith efforts to settle such dispute within forty-five (45) days of Customer’s notice of such alleged defects. If the Parties are unable to resolve such dispute within this forty-five (45) day period, such dispute shall be resolved in accordance with Section 11.8.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Changes.

(a) Supplier shall not change the Specifications or change the materials, equipment, process, or procedures used to manufacture or test the Product in a manner that (i) would be inconsistent with the Specifications, or (ii) would affect the form, fit, function, performance, or stability of a Product.

(b) If Customer finds it necessary or desirable to change Specifications for any Product, Customer may deliver a request for such change to Supplier (“Customer Change Order”). Within fifteen (15) days of Customer’s delivery of a Customer Change Order, Supplier shall provide Customer with a written quotation containing the proposed increase or decrease in the unit price of the Products because of implementing such Customer Change Order, if any. The Parties shall make a good faith effort to agree upon any such increase or decrease as soon as reasonably practicable. Once the Parties have agreed upon any resulting unit price change, Supplier shall incorporate the proposed engineering change into the Products on a schedule to be agreed to by the Parties. Supplier shall not proceed to implement any Customer Change Order without Customer’s written authorization.

(c) The Parties may agree from time to time to amend an Exhibit attached to this Agreement. Such amendments may be made by executing, dating, and replacing the Exhibit without formally amending this Agreement. Once an Exhibit is replaced in accordance with this Section 4.1(c), copies of the updated Agreement in its entirety shall be sent to each Party. For the avoidance of doubt, only the most recent, executed Exhibit will be in effect.

4.2 Compliance with Laws. All Product supplied to Customer hereunder shall be manufactured in compliance with all applicable present and future orders, regulations, requirements and laws of any and all federal, state, and local authorities and agencies, including without limitation all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials. Supplier represents and warrants to Customer that Supplier shall obtain and maintain all site licenses and government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures undertaken to supply Product during the Term. Upon Customer’s request, Supplier shall promptly provide a copy of such licenses and permits.

4.3 Records. Supplier shall keep, or cause to be kept, complete, accurate and authentic accounts, notes, data and records pertaining to the manufacture, processing, testing, labeling, storage, and distribution of Products sold to Customer, including without limitation master production and control records, as reasonably requested by Customer and in accordance with applicable laws and regulations. After such time period, Supplier shall notify Customer prior to the destruction of any records retained under this Section 4.4. At any time at Customer’s request, Supplier shall provide such records to Customer. Upon reasonable prior notice, Customer shall have the right to audit or have audited Supplier’s compliance with this Agreement. Supplier shall make that portion of its facilities that are used for the storage of Customer’s material or inventory, as well as for manufacturing or testing, and relevant books and records, available for such inspection during normal business hours at Supplier’s principal place of business. Any audit shall be at Customer’s expense, unless it discloses breach of this Agreement by Supplier, in which case Supplier shall promptly reimburse C for such expenses.

4.4 Rework. For each Product subject to non-routine rework by Supplier, Supplier shall notify Customer promptly after completing the non-routine rework the nature and extent of the non-routine rework and the specific Product affected thereby.

4.5 Process Teaching Design and Manufacturing Documents. From time to time, Supplier shall train Customer on the process for manufacturing and maintaining Products (the “Manufacturing Process”). Upon Customer’s request, and at Customer’s expense such training shall be conducted at mutually convenient times, at Supplier’s facility, using hands-on, classroom and other techniques as appropriate. Supplier shall provide initial and refresher training of such frequency and duration as necessary and sufficient to permit a person of ordinary skill in the art to practice the Manufacturing Process in a sustained and commercially viable manner. Supplier agrees to create a shared document drive accessible to Customer and to upload and make available in such drive a current, accurate, and complete copy of all design documents and all documentation relating to the Manufacturing Process or otherwise necessary or useful to allow a person reasonably skilled in the art to manufacture and maintain the Products and other materials related to compliance concerning the manufacturing process (the “Design and Manufacturing Documents”). All Design and Manufacturing Documents will be provided to Customer in a format that identifies them as Customer-owned documents, without Gener8 logos or branding. Supplier will also provide Customer with direct access to all material suppliers that have Customer-owned tooling, or that provide custom or semi-custom parts used in the Products. For the avoidance of doubt the labor for updates to existing drawings shall be paid for by the Customer; provided, however that there will be no charge for removing Gener8’s logos or other indications of ownership from Customer-owned drawings, as these should have been labelled as Customer-owned. Supplier agrees to update the Design and Manufacturing Documents available to Customer no less frequently than monthly. Supplier acknowledges and agrees that all Design and Manufacturing Documents (and all intellectual property rights therein) are subject to the Engineering Services Agreement entered into by and between the Parties as of May 22, 2020 (the “ESA”) and are deemed “Inventions” (as that term is defined in the ESA) owned by Customer.

ARTICLE 5

PRICES AND PAYMENT

5.1 Price. The purchase prices for Products ordered during the Term are set forth in Exhibit A; provided, however, that Supplier may reduce the purchase price of any Product at any time. Supplier agrees, upon request by Customer, to negotiate in good faith reductions in the purchase prices as necessary to respond to market and competitive conditions. The applicable purchase price for each unit shall include the cost of all materials, parts, labor and testing, except as specifically provided in the Exhibit A. In addition, Supplier shall use commercially reasonable efforts to reduce its costs for each Product and shall decrease the prices for Products so that Customer shares in the benefit of any such cost reduction. Such price reduction shall take effect no later than thirty (30) days after the corresponding reduction in Supplier’s costs and will not be retroactive. Reductions in the purchase price of any Product shall apply to any purchase orders for which delivery of Products has not yet occurred. Cost reduction efforts shall not compromise the quality or reliability of any Product.

5.2 Invoice and Payment. Supplier shall provide to Customer a written invoice for each shipment of Product delivered to Customer or its designee. Unless otherwise stated in Exhibit A, all undisputed payments due hereunder to Supplier shall be made not later than thirty (30) days following Customer’s receipt of the applicable invoice. All payments hereunder shall be in United States dollars.

5.3 Taxes. Customer will pay any applicable sales, use or similar tax imposed in connection with the sale of Products to Customer hereunder; provided, however, that Supplier shall not charge or collect, and Customer shall have no liability for, taxes on any sale of Products for which Customer has provided Supplier with an appropriate resale certificate or other documentation evidencing an exemption from such taxes. For all sales of Products upon which tax reimbursement to Supplier is applicable, Supplier shall separately identify and itemize all applicable taxes on invoices submitted to Customer.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:

(a) Corporate Existence and Power. It is a corporation or other entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or established, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

(b) Authority and Binding Agreement. It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. The execution and delivery of this Agreement and the performance of its obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations and (ii) do not conflict with, or constitute a default or require any consent under, any of its contractual obligations.

6.2 Representations and Warranties. Supplier represents and warrants to Customer that:

(a) Supplier is in full compliance with (i) all quality control standards that are referenced in the Specifications, if any; and (ii) any and all Customer standard operating procedures that have been provided to Supplier, and Supplier agrees to inform Customer immediately regarding any change in this status.

(b) Supplier shall not enter into any agreement or arrangement with any other entity that would prevent or in any way interfere with Supplier’s ability to perform its obligations pursuant to this Agreement.

(c) The Products will be delivered to Customer free of all liens, claims and encumbrances.

6.3 Manufacturing/Build Warranty. Supplier warrants that all Products manufactured hereunder will (i) conform to the applicable Specifications; (ii) be manufactured and released in compliance with the Quality Control Specifications; and (iii) be free from defects in materials and workmanship. Both parties will review quarterly a Costa Rica transfer plan and agree on the level of verification required for critical components and modules. Items considered standard (non-critical) will be verified using Gener8’s quality management system. Gener8 will not transfer that manufacturing of critical components to its Costa Rica facility until agreed in writing by Alamar. Alamar and Gener8 will mutually agree on the list of non-critical and critical parts. The assemblies considered Critical (Sensitive) parts or modules as of September 25, 2024 are the [***] module. For items that are considered Non-Critical assemblies, Gener8 will test to the released drawing and specification for the assembly that is maintained in the Arena system and available for Alamar to review. Gener8 invites Alamar to view the testing and results of assemblies such as the [***] assemblies.

6.4 Post Warranty Service and Support. Supplier shall provide a time -and- materials price schedule for Product repairs outside the warranties set forth in this Article 6. Pricing shall be consistent with the service agreement that exists between the Parties. Supplier will provide an estimated completion date and make commercially reasonable efforts to meet that estimate for each repair. Supplier will provide email and telephone support to Customer during normal business hours basis with a maximum one (1)-hour response time. Supplier will have the ability to repair instruments or supply service spare parts when in production of new instruments. After production of new instruments stops, the Supplier may offer the Customer a last time buy for service parts. A postproduction service agreement can be mutually agreed and will be dependent upon parts availability and volume.

6.5 Component Warranty. If after accepting an order, Customer or its end users discovers a component defect, the Parties will cooperate to determine the appropriate remedy. If the component is under warranty, Supplier shall pursue the warranty claim with the component supplier.

ARTICLE 7

INDEMNIFICATION

7.1 Supplier Indemnity. Supplier shall indemnify, hold harmless, and defend Customer and its Affiliates, and their respective directors, officers, employees, and agents (the “Customer Indemnitees”) from and against any claims, suits, actions, or proceedings brought by a Third Party (collectively, “Claims”) against any Customer Indemnitee, as well as any liabilities, damages, or recoveries payable to a Third Party claimant and any reasonable attorneys’ fees and costs of litigation incurred by a Customer Indemnitee in connection therewith, to the extent resulting from or arising out of (a) Supplier’s breach of any warranty or other provision of the Agreement; (b) the negligence or willful misconduct of Supplier, its employees, officers, agents or representatives; or (c) any claim that alleges that any process or machinery utilized by Supplier in manufacturing and/or supplying Product hereunder infringes upon, misappropriates or violates any laws or any intellectual property rights of any Third Party that the Supplier has foreknowledge of or would have knowledge of if it had used reasonable diligence in operating its business, except in each case to the extent resulting from the negligence or willful misconduct of any Customer Indemnitee including without limitation implementing Customer provided Specifications or designs or Customer’s breach of this Agreement.

7.2 Customer Indemnity. Customer shall indemnify, hold harmless, and defend Supplier and its Affiliates, and their respective directors, officers, employees, and agents (the “Supplier Indemnitees”) from and against any Claims against any Supplier Indemnitee, as well as any liabilities, damages, or recoveries payable to a Third Party claimant and any reasonable attorneys’ fees and costs of litigation incurred by a Customer Indemnitee in connection therewith, to the extent resulting from or arising out of (a) Customer’s breach of any warranty or other provision of the Agreement; (b) the negligence or willful misconduct of Customer, its employees, officers, agents or representatives, except in each case to the extent caused by the negligence or willful misconduct of any Supplier Indemnitee or Supplier’s breach of this Agreement; (c) that the Product infringes upon, misappropriates or violates any laws or any intellectual property rights of any Third Party, expect in the case where Gener8 used intellectual property rights of another Gener8 customer or other third party within the product designed for Customer.

7.3 Indemnification Procedures. In the event of any Claim that may be subject to indemnification under this Article 7, the indemnified Party shall: (a) promptly notify the indemnifying Party of such Claim; (b) at the indemnifying Party’s expense, reasonably cooperate with the indemnifying Party in the defense of such Claim; and (c) not settle any such Claim without the indemnifying Party’s written consent, which shall not be unreasonably withheld or delayed. The indemnifying Party shall keep the indemnified Party informed at all times as to the status of the indemnifying Party’s efforts and consult with the indemnified Party and/or its counsel regarding such efforts. The indemnifying Party shall not settle any such Claim in any manner that negatively impacts the rights of the indemnified Party or any other indemnitee without the prior written consent of the indemnified Party. The indemnified Party may participate in proceedings relating to any indemnified Claim with counsel of its own choosing at its own expense.

7.4 Insurance. During the term of this Agreement, Supplier shall maintain in effect and good standing a liability insurance policy issued by a reputable insurance company in the amount of at least [***] per claim. Such policy shall cover, at minimum, product liability claims relating to Products manufactured by Supplier, and such policy shall name Customer as an additional insured.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality Obligation. During the term of this Agreement, and for seven (7) years thereafter, each Party shall maintain in confidence any and all Confidential Information of the other Party, except as set forth in Section 8.2 below. Each Party further agrees that it shall not use for any purpose other than the purposes expressly permitted or contemplated under this Agreement, and shall not disclose to any Third Party, the Confidential Information of the other Party, except that either Party may disclose Confidential Information on a need-to-know basis to its directors, officers, employees, consultants, or agents who are subject to written obligations of confidentiality and non-use that are no less restrictive than those set forth herein. Upon termination or expiration of the Agreement, or upon written request of the other Party, a Party will promptly return to the other Party, or destroy, all documents, notes and other tangible materials representing the Confidential Information of such other Party and all copies thereof; provided, however, that such other Party may retain a single archival copy of the Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement and further provided that, notwithstanding anything to the contrary, such copy shall remain subject to the non-use and non-disclosure obligations hereunder for so long as such Confidential Information is retained. For the avoidance of doubt, any information provided by Customer relating to Specifications or composition or structure of Products or any part thereof or the production or properties thereof is Confidential Information solely of Customer. Further, no activity of Customer relating to the processing, assembly, combination, promotion, use or sale of Products or the exercise of any right hereunder will be deemed to violate this Article 8.

8.2 Exceptions. The obligations of confidentiality and non-use contained in Section 8.1 shall not apply to any information to the extent that it can be established by the Party receiving the information (the “Receiving Party”) that such information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (b) was part of the public domain at the time of its disclosure to the Receiving Party or became part of the public domain after its disclosure to the Receiving Party through no fault of the Receiving Party; (c) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (d) was independently discovered or developed by the Receiving Party without the use of or access to Confidential Information of the disclosing Party.

8.3 Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in complying with applicable laws, including securities laws, governmental regulations or court orders, and obtaining regulatory or other government approvals, provided that a Party making any such disclosure notifies the other Party of such obligation and uses its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and to minimize the extent of such disclosure.

8.4 Publicity. Supplier shall not make any announcement or other public statements concerning the existence or terms of this Agreement, or the activities conducted under this Agreement, without the prior written consent of Customer, except as required by applicable law.

8.5 Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this Article 8 by the Receiving Party may cause immediate and irreparable harm to the other Party which may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, each Party shall have the right to secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Existing Intellectual Property. Subject to Sections 9.2 and 9.3, each Party shall retain all rights in all intellectual property rights owned or controlled by such Party prior to the Effective Date or developed or acquired by such Party during the term of this Agreement.

9.2 License. The purchase of the Products shall confer on Customer and its Affiliates, and their respective subcontractors, distributors and agents, an irrevocable, world-wide, royalty-free, nonexclusive, non transferable (except in accordance with Section 11.4) license under Supplier’s patent applications, patents, copyrights, trade secrets, trademarks or other intellectual property rights it owns or controls, to use, test, market, import, export, sell, offer for sale, lease, distribute or otherwise dispose of such Products, as well as to convey to their respective customers a right to use any such Products that are sold to such customers under such license.

9.3 Inventions. Customer shall own all right, title, and interest in and to any and all ideas, inventions, processes, methods, or improvements (whether patentable or unpatentable) that are developed solely or jointly by Supplier at Customer’s request or specifically for use by Customer relating to the Products or that arise out of the work performed under this Agreement, along with all intellectual property rights with respect thereto (collectively, the “Inventions”). Supplier agrees to communicate all Inventions promptly to Customer. Supplier hereby assigns and transfers to Customer all right, title and interest in and to the Inventions and agrees to take all further acts reasonably required to evidence such assignment and transfer to Customer, at Customer’s expense. Supplier shall enter into an agreement with each employee or agent of Supplier performing work in connection with the manufacture and supply of Product hereunder, pursuant to which such person assigns all rights in the Inventions to Supplier such that Supplier may assign and transfer such rights to Customer in accordance with this Section 9.3. Supplier hereby appoints Customer as its attorney-in-fact to sign such documents as Customer deems necessary for Customer to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of Inventions if Customer is unable, after reasonable inquiry, to obtain Supplier’s (or its employee’s or agent’s) signature on such a document. All Inventions and any information with respect thereto shall be Customer’s Confidential Information subject to the confidentiality provisions of Article 8.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and shall continue until the later of (a) December 31, 2026, or (b) delivery of the Products covered by an accepted Purchase Agreement, unless earlier terminated as permitted under this Article 10 (the “Initial Term”). This Agreement shall automatically renew for additional 12-month periods, unless either Party provides at least six (6) months prior written notice of intent not to renew. This Agreement, if not auto-renewed, may be extended by mutual agreement of the Parties.

10.2 Material Breach. Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within thirty (30) days following written notice from the nonbreaching Party specifying such breach. For the avoidance of doubt, in the event of an early termination, the terms of 2.4 (Cancellation) shall apply.

10.3 Termination by Customer. Customer may terminate this Agreement for convenience with at least ninety (90) days written notice to Supplier. Material Liability detailed in paragraph 2.6 will apply to any termination with respect to Long Lead Materials, NCNR, and MOQ that are on-hand or subject to a non-cancelable order as of the date of such termination.

10.4 Change of Control of Supplier. Without limiting Section 11.4, Supplier shall notify Customer promptly upon the earlier of (a) public announcement of the entry into an agreement providing for a Change of Control of Supplier or (b) Change of Control of Supplier. Supplier shall return or destroy all Confidential Information of Customer prior to entering into a Change of Control in favor of a competitor of Customer.

10.5 Surviving Obligations. All purchase orders for Product that have been accepted prior to the date this Agreement terminates or expires, for any reason other than material breach by Supplier, shall remain in effect, and all applicable rights and obligations under this Agreement with respect to such purchase orders shall survive such expiration or termination. Termination or expiration of this Agreement shall not affect any other rights or liabilities of either Party which may have accrued up to the date of such termination or expiration. The provisions of Sections 3.1 (for the time period specified therein), 3.4, 4.3, 4.4, 4.5, 10.5, 11.2 through 11.8 (inclusive) and Articles 1, 6, 7, 8 and 9 shall survive the termination or expiration of this Agreement.

ARTICLE 11

GENERAL TERMS

11.1 Use of Name. Except as otherwise provided herein, no right is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

11.2 Limitation of Liability. Neither party shall be liable to the other for any special consequential, incidental, punitive, or indirect damages arising from or relating to any breach of this agreement or any tort claims arising hereunder regardless of any notice of the possibility of such damages. Notwithstanding the foregoing, nothing in this paragraph is intended to limit or restrict the indemnification rights or obligations of any party under Article 7 or damages available for breaches of Article 8.

11.3 Governing Law. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement shall be governed by and construed under the laws of the State of California without giving effect to any choice of law principles that would require the application of the laws of a different state or country.

11.4 Assignment. This Agreement is not assignable, transferable or sublicensable by Supplier except with Customer’s prior written consent. Customer may transfer and assign any of its rights and obligations under this Agreement without consent.

11.5 Entire Agreement; Waiver; Modifications. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties.

11.6 Severability. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

11.7 Notices. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, when sent by confirmed fax, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth in the first paragraph or such other address as such party last provided to the other by written notice.

11.8 Dispute Resolution. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the state and federal courts located in California each Party consents to the exclusive jurisdiction of such courts with respect to any such action. In any action or proceeding arising out of this Agreement, the prevailing party will be entitled to recover costs and attorneys fees.

Signatures

In Witness Whereof, the parties hereto have duly executed this Agreement on the Effective Date.

Alamar Biosciences, Inc.	Gener8 LLC

By: /s/ Tod White	By: /s/ David Klein

Name: Tod White	Name: David Klein

Title: CFO/CBO	Title: Founder

Exhibits

Exhibit A Product Price List & Lead Time, Calendar Year 2026

Product: [***]

Pricing: [***]

Lead Times: [***]

Exhibit B Performance Testing Specifications

[***]

Exhibit C Instrument Build Plan (Initial)

[***]

Exhibit D Return Material Authorization Form

[***]

Exhibit E Example Gener8 Invoice

[***]

Exhibit F Spare Parts List

[***]